Exhibit 2.2

AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER

January 20, 2023

THIS AMENDMENT NO. 3 to the Agreement and Plan of Merger (as amended prior to the date hereof, the “Merger Agreement”), dated as of February 22, 2022, by and among Nukkleus Inc., a Delaware corporation (the “Company”), Brilliant Acquisition Corporation, a British Virgin Islands company (the “SPAC”) and NB Merger Sub, Inc., a British Virgin Islands company, is effective as of this 20th day of January, 2023 (this “Amendment”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment. The first sentence of Section 12.1(a) of the Merger Agreement is hereby amended as follows:

(a) In the event that the Closing of the transactions contemplated hereunder has not occurred by the later of (i) April 23, 2023, or, (ii) following the approval by the SPAC shareholders of the extension of the life of the SPAC pursuant to the SPAC’s Organizational Documents, to the date so approved, but not later than June 23, 2023 (such later date, the “Outside Closing Date”), and no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 12.2 hereof), the SPAC or the Company, as the case may be, shall have the right, at its sole option, to terminate this Agreement without liability to the other side.

2. No Other Amendments, etc. Except as provided in this Amendment, the Merger Agreement shall remain unmodified and in full force and effect, and the execution of this Amendment is not a waiver by the Company or the SPAC of any of the terms or provisions of the Merger Agreement and each party reserves any and all other rights and remedies available to it under the Merger Agreement. All reference in and to the Merger Agreement (including any annexes, exhibits or schedules thereto) shall be deemed to be references to the Merger Agreement as amended by this Amendment.

3. Governing Law. This Amendment and the legal relations among the Parties with respect to this Amendment will be governed by and construed in accordance with the provisions contained in Section 13.7 of the Merger Agreement.

4. Counterparts. This Amendment may be executed by signatures exchanged via facsimile or other electronic means and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

SPAC:

BRILLIANT ACQUISITION CORPORATION

By:	/s/ Peng Jiang
Name: Peng Jiang
Title: CEO

[Signature Page to Amendment No. 3 to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Company:

NUKKLEUS INC.

By:	/s/ Emil Assentato
Name: Emil Assentato
Title: CEO

[Signature Page to Amendment No. 3 to Merger Agreement]